Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS RECORD RESULTS FOR FIRST QUARTER OF 2007

SPARKS, MD, MARCH 27 — McCormick & Company, Incorporated (NYSE:MKC), today reported record results for the first quarter ended February 28, 2007.

•                  Sales increased 7%.  Consumer business sales rose 9% and industrial business sales rose 5%.

•                  Cost savings and a more favorable business mix led to gross profit margin of 40.5%, up 1.3 percentage points from the first quarter of 2006.

•                  Earnings per share reached 33¢.

Robert J. Lawless, Chairman and CEO, commented, “With our first quarter financial results, fiscal year 2007 is off to a great start.  The restructuring actions begun in late 2005 are delivering significant cost savings and sustainable margin improvement.  Initiatives to grow our business are driving sales in a number of our regions around the world.  This added up to an outstanding quarter and gives us increased confidence that 2007 will be another record year for McCormick.”

Sales in the first quarter rose 7%, including the impact of foreign currency which added 3%.  Higher volume from Simply Asia Foods acquired in mid-2006, new products, ethnic items and convenience items contributed to this increase, as well as pricing actions.  First quarter sales included the impact of actions taken to reduce low margin business, which decreased sales 1%.  Gross profit margin rose 1.3 percentage points to 40.5% as a result of cost savings and a more favorable business mix.

Earnings per share were 33¢ compared to 11¢ in the first quarter of 2006.  Charges related to the Company’s restructuring program reduced earnings per share 4¢ in the first quarter of 2007 compared to 17¢ in the first quarter of 2006.  Excluding the impact of restructuring charges, earnings per share rose 10¢, a 37% increase.  This increase was due to higher sales and improved gross profit margins, as well as 2¢ from the quarterly timing of 2007 stock-based compensation expense and 1¢ from a lower tax rate.

On a comparable basis which excludes restructuring charges, the Company set a goal to increase 2007 earnings per share by 8-10%.  While the first quarter earnings per share increase on a comparable basis exceeded 8-10%, this was partly due to the timing of certain expenses and a greater impact from restructuring cost savings in the earlier quarters of 2007.  Financial performance ahead of the Company’s goal will provide an opportunity to fund additional growth initiatives.  As a result, including estimated restructuring charges of 18¢, projected 2007 earnings per share remain $1.67-$1.71.   However, based on the outstanding first quarter results, the Company has indicated that it is likely to achieve earnings per share at the upper end of this range.

Business Segment Results

Consumer Business
(in thousands)

	Three Months Ended
	2/28/07	2/28/06
Net sales	$374,769	$344,764
Operating income	54,842	24,868
Operating income excluding restructuring charges	60,187	46,205

For the first quarter, sales for McCormick’s consumer business rose 9% and 6% in local currency.  This increase was driven by higher volume and pricing actions.  Higher volume was due to the incremental sales of Simply Asia Foods acquired in mid-2006, new products and effective marketing programs.  Consumer sales in the Americas rose 10% due to higher volume from Simply Asia Foods, new products and marketing support, as well as pricing.  Foreign currency had no sales impact.  Consumer sales in Europe increased 6%, but in local currency declined 4%.  This business continues to be affected by distribution lost to a competitor in The Netherlands and the Company’s decision in 2006 to exit its business in Finland.  Also, prior year sales benefited from customer purchases in advance of the implementation of SAP in this region.  In the Asia/Pacific region, sales rose 14% and in local currency 9% with significant gains in China.

For the first quarter, consumer business operating income excluding restructuring charges rose to $60.2 million from $46.2 million in 2006, an increase of 30%.  This significant increase was due to higher sales and improved gross profit margin, as well as lower stock-based compensation expense.  Advertising expense increased $2.0 million in the first quarter.

Industrial Business
(in thousands)

	Three Months Ended
	2/28/07	2/28/06
Net sales	$277,870	$264,937
Operating income	11,509	(575)
Operating income excluding restructuring charges	14,003	11,466

For the first quarter, sales for McCormick’s industrial business increased 5% and 3% in local currency, due to increased volume with strategic customers.  The impact of the Company’s actions to eliminate lower margin customers and products reduced sales in the first quarter by 2%.  Industrial sales in the Americas were down 0.5% from the first quarter of 2006 and down 0.2% in local currency.  The elimination of lower margin customers in this part of the industrial business reduced sales 2%.  In Europe, sales rose 19% and 8% in local currency with continued increases in seasonings for poultry and for snack products.  In this region, the elimination of lower margin customers reduced sales 2%.  Sales in the Asia/Pacific region rose 24% and 18% in local currency with significant gains in both China and Australia.

For the first quarter, industrial business operating income excluding restructuring charges rose to $14.0 million from $11.5 million in 2006, an increase of 22%.  This increase was due to higher sales and improved gross profit margin, as well as lower stock-based compensation expense.

Non-GAAP Financial Measures

The pro forma information excluding restructuring charges in this press release are not measures that are defined in generally accepted accounting principles (“GAAP”).  These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects.  These non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the restructuring related items.  Management analyzes the Company’s business performance and trends excluding amounts related to the restructuring.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Pro forma Information

The Company has provided below certain pro forma financial results excluding amounts related to a restructuring program in 2006 and 2007.

(in thousands except per share data)

	Three Months Ended
	2/28/07		2/28/06
Net income	$44,228		$14,388
Less: Impact of restructuring charges	5,621	*	22,697	*
Pro forma net income	$49,849		$37,085

Earnings per share — diluted	$0.33		$0.11
Less: Impact of restructuring charges	0.04		.17
Pro forma earnings per share — diluted	$0.37		$0.27
% increase versus prior period	37.0%

Earnings per share figures may not add due to rounding.

*                    The impact of restructuring activity on net income includes:

Restructuring charges included in Cost of good sold	$(475)	$(214)
Restructuring charges	(7,364)	(33,164)
Tax impact included in income taxes	2,508	10,681
Charges related to unconsolidated operation	(290)	—
	$(5,621)	$(22,697)

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. ET.  The conference call will be web cast live via the McCormick corporate web site.  Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food manufacturers as well as to retail outlets.

# # #

For information contact:
Corporate Communications:  John McCormick (410-771-7110 or
john_mccormick@mccormick.com)
Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)
3/2007

Financials Attached

First Quarter Report	McCormick & Company, Incorporated
Consolidated Income Statement (Unaudited)
(In thousands except per-share data; for periods ending February 28)
	Three Months Ended
	2007	2006
Net sales	$652,639	$609,701
Cost of goods sold	388,287	370,616
Gross profit	264,352	239,085
Gross profit margin	40.5%	39.2%
Selling, general and administrative expense	190,637	181,628
Restructuring charges / (credits)	7,364	33,164
Operating income	66,351	24,293
Interest expense	13,853	12,863
Other income, net	1,843	1,147
Income from consolidated operations before income taxes	54,341	12,577
Income taxes	15,989	4,025
Net income from consolidated operations	38,352	8,552
Income from unconsolidated operations	6,573	7,280
Loss on sale of unconsolidated operation	(290)	—
Minority interest	(407)	(1,444)
Net income	$44,228	$14,388

Earnings per common share — basic	$0.34	$0.11
Earnings per common share — diluted	$0.33	$0.11

Average shares outstanding — basic	130,344	132,611
Average shares outstanding — diluted	134,195	135,303

First Quarter Report	McCormick & Company, Incorporated
Consolidated Balance Sheet (Unaudited)
(In thousands; for periods ending February 28)
	2007	2006
Assets
Current assets
Cash and cash equivalents	$38,582	$31,579
Receivables, net	379,789	345,353
Inventories	411,840	354,980
Prepaid expenses and other current assets	57,116	53,754
Total current assets	887,327	785,666
Property, plant and equipment, net	465,948	451,690
Goodwill and intangible assets, net	999,229	826,434
Prepaid allowances	49,123	46,865
Investments and other assets	160,267	170,271
Total assets	$2,561,894	$2,280,926

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$337,023	$155,901
Trade accounts payable	218,193	170,068
Other accrued liabilities	340,525	354,135
Total current liabilities	895,741	680,104
Long-term debt	418,426	467,659
Other long-term liabilities	255,893	269,961
Total liabilities	1,570,060	1,417,724
Minority interest	4,030	30,944
Shareholders’ equity
Common stock	465,673	402,516
Retained earnings	381,951	388,402
Accumulated other comprehensive income	140,180	41,340
Total shareholders’ equity	987,804	832,258
Total liabilities and shareholders’ equity	$2,561,894	$2,280,926

First Quarter Report	McCormick & Company, Incorporated
Consolidated Cash Flow Statement (Unaudited)
(In thousands; for periods ending February 28)
	Three Months Ended
	2007	2006
Cash flows from operating activities
Net income	$44,228	$14,388
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	19,882	18,085
Stock based compensation	4,630	10,150
Income from unconsolidated operations	(6,573)	(7,280)
Changes in operating assets and liabilities	(137,635)	(45,830)
Dividends from unconsolidated affiliates	377	—
Net cash flow from operating activities	(75,091)	(10,487)

Cash flows from investing activities
Acquisition of business	(3,041)	—
Capital expenditures	(15,456)	(15,450)
Proceeds from sale of property, plant and equipment	50	132
Net cash flow from investing activities	(18,447)	(15,318)

Cash flows from financing activities
Short-term borrowings, net	105,152	23,011
Long-term debt borrowings	—	198,558
Long-term debt repayments	(139)	(170,335)
Proceeds from exercised stock options	16,694	6,793
Common stock acquired by purchase	(10,967)	(12,816)
Dividends paid	(26,055)	(23,881)
Net cash flow from financing activities	84,685	21,330

Effect of exchange rate changes on cash and
cash equivalents	(1,608)	5,791
Increase/(decrease) in cash and cash equivalents	(10,461)	1,316
Cash and cash equivalents at beginning of period	49,043	30,263

Cash and cash equivalents at end of period	$38,582	$31,579